Exhibit 4.52
AMENDMENT TO
THE EXCLUSIVE RAGNAROK ONLINE LICENSE AND DISTRIBUTION AGREEMENT
THIS AMENDMENT was entered into on (22nd) day of (October), 2007 (“Effective Date”), by and between Soft-World International Corporation (“Licensee”) and Gravity Co. Ltd., (“Licensor”).
RECITALS
WHEREAS, Licensor and Licensee (“Parties” collectively) has entered into EXCLUSIVE RAGNAROK ONLINE LICENSE AND DISTRIBUTION AGREEMENT (“the Agreement”), on May 20th, 2002; and
WHEREAS, Parties to the Agreement extended the term of the Agreement for Two (2) years from October 22nd, 2004 to October 22nd 2006.
WHEREAS, Parties to the Agreement extended the term of the Agreement for One (1) years from October 22nd, 2006 to October 22nd, 2007.
NOW, THEREFORE, the Parties agree as follows:
1. Extend the Term of the Agreement
The Parties agree to extend the term of the Agreement for Two (2) year (“Renewed Term”) from the expiration date with conditions stated below in this Amendment. The Newly extended term of the Agreement shall be from October 22nd, 2007 to October 22nd, 2009.
2. Payment
(1) License Extension Fee
Licensee shall pay Two Hundred Twenty Five Thousand United States Dollar (USD 225,000) to Licensor as License Extension Fees. The License Extension Fees shall be paid in two (2) equal arts according to the following schedule:
USD 112,500 payable within seven (7) business days from the (15th) day of February, 2008.

USD 112,500 payable within fourteen (14) business days from the (15th) day of February, 2008.
(2) Royalty
Licensee shall pay to Licensor as Royalty thirty three (33%) percent of Service-Sale Amount paid by End Users.
(3) Incentive
When the total of Gross sale revenue for one (1) applicable year exceeds USD 8,400,000, in addition to the Royalty said above, Incentive shall be paid by Licensee in the following manner:

Portion of Additional Royalty	Additional Royalty Payment
10 percent excess	USD 25,000
20 percent excess	USD 50,000
30 percent excess	USD 100,000
The total of Gross Sale Revenue for 1st year shall be total gross sale from October 22nd, 2007 to October 22nd, 2008.
The total of Gross Sale for 2nd year shall be total gross sale from October 22nd, 2008 to October 22nd, 2009.
The Incentive Payment shall be paid by Licensee within Thirty (30) days of Licensee’s receipt of a written invoice from licensor in such amount of the applicable year.
3. Technical Support Personnel
Licensor agrees to send two (2) technical support personnel to perform maintenance service in Licensee’s office. Licensee agrees to reimburse Licensor in the actual amount, Annual salary of Forty-eight Thousand United States Dollars (USD 48,000), for two dispatched Technical Support Personnel, which is the annual sum of monthly salary of Four Thousand United Dollars (USD 4,000), shall be borne by Licensee. The payment of three monthly salaries of Twelve Thousand United Dollars (USD 12,000) shall be made within 7 days from Licensor’s written quaterly invoice.
4. Other Contents

Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.
IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

Gravity Co., Ltd			Soft-World International Corporation

By:			By:

	Name:	Il Young, Ryu		Name:
	Title:	Chairman & CEO		Title:	CEO
	Date:			Date: